UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2014

MARATHON PATENT GROUP, INC.
 (Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

001-36555
Commission File No.

01-0949984
(I.R.S. Employer Identification Number)

11100 Santa Monica Blvd., Ste. 380
Los Angeles, CA 90025
 (Address of principal executive offices)

(703) 232-1701
 (Registrant’s telephone number, including area code)

Copies to:
Harvey J. Kesner, Esq.
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement
Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 9, 2014, Marathon Patent Group, Inc. (the “Company”) accepted subscriptions for an aggregate of $5,500,000 of principal amount of convertible notes (the “Notes”) along with two-year warrants (the “Warrants”, and collectively with the Notes, the “Securities”) to purchase 128,333 shares of the Company’s common stock, par value $0.0001 per share  (the “Common Stock”) pursuant to a securities purchase agreement (the “Securities Purchase Agreement”).   The Notes and Warrants are initially convertible into shares of the Company’s Common Stock at a conversion price of $15.00 per share and an exercise price of $16.50 per share, respectively.  The conversion and exercise prices are subject to adjustment in the event of certain events, including stock splits and dividends.

The Notes mature on the fourth anniversary of the closing date and bear interest at the rate of 11% per annum, payable quarterly in cash on each of the three, six, nine and twelve month anniversary of the issuance date and on each conversion date. The Notes may become secured by a security interest granted to the holder in certain future assets under certain circumstances.  In the event the Company’s Common Stock trades at a price of at least $27.00 per share for four out of eight trading days, the Notes will be mandatorily converted into Common Stock of the Company at the then applicable conversion price per share.

The Company has agreed that until the earlier of 36 months or the date the Company’s Common Stock achieves a trading price of at least $22.00 per share for at least four out of eight trading days, the Company will not, without the consent of a majority in interest of the Notes, enter into any equity line of credit or similar agreement nor issue any Common Stock or securities convertible or exercisable into Common Stock, at a price per share less than $15.00 per share.

The Company has agreed to file a “resale” registration statement with the Securities and Exchange Commission covering the Common Stock underlying the Notes and the Warrants within 45 calendar days of the closing date. The Company has agreed to use its best efforts to have the registration statement declared effective within 120 calendar days of the closing date.  If there is no effective registration statement available for the Common Stock underlying the Warrants, the Warrants may be exercised by the holder on a cashless basis.

In the event that the Company issues any Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the holders of the Notes will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holders could have acquired if the holders had held the number of shares of Common Stock acquirable upon complete conversion of the Notes.

The foregoing is a summary description of the terms and conditions of the Securities Purchase Agreement, Notes, Warrants, Registration Rights Agreement and the security agreement, if any, to be delivered pursuant to the Securities Purchase Agreement  (collectively, “Transaction Documents”), and does not purport to be complete and is qualified in its entirety by reference to the form of Transaction Documents. To the extent required by rules and regulations promulgated by the Securities and Exchange Commission, the Company intends to file the Transaction Documents with its Annual  Report on Form 10-K for the year ended December 31, 2014.

Item 3.02  Unregistered Sales of Equity Securities

The information set forth in Item 1.01 and Item 2.03 above is hereby incorporated by reference.  The issuance of these securities was deemed to be exempt from the registration requirements of the Securities Act by virtue of the provisions of Section 4(a)(2) and Regulation D (Rule 506) thereunder, and the corresponding provisions of state securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marathon Patent Group, Inc.

Date: October 10, 2014	By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Chief Financial Officer